BOK Financial names new chief credit officer;
New Oklahoma City market CEO

Tulsa, Okla. (April 3, 2015) - BOK Financial (NASDAQ: BOKF) announced today that Marc Maun will become the company’s next chief credit officer. A 30-year veteran of the company, Maun currently serves as chairman and market CEO of Bank of Oklahoma, Oklahoma City. John Higginbotham, current president of the Oklahoma City market has been named the new market CEO.

“Marc has successfully served the company in a number of roles over the past three decades, gaining valuable experience to position him for the role of chief credit officer,” said BOK Financial President and CEO Steve Bradshaw. “Our credit culture and focus on long-term growth is what sets BOK Financial apart from the competition, so filling this lead role internally with someone who fully understands and appreciates that was a priority.”

Maun will report directly to Bradshaw and become a member of the executive leadership team, which drives the strategy and direction of the corporation. He takes over the new role after current Chief Credit Officer Stacy Kymes was recently named the executive vice president for Corporate Banking for the company. Kymes and Maun will work together during the transition period, which should be completed no later than June 30.

In his career at BOK Financial, Maun has worked throughout the company in a variety of roles, including leading Treasury Services, International Banking, Mergers and Acquisitions, Corporate Banking and Correspondent Banking all in Tulsa at the company’s headquarters. In 2006, Maun was tapped to lead the creation of a new banking division, Bank of Kansas City. Under his leadership, the market bank grew from a start up to more than $562 million in loans and 130 employees. He moved back to Oklahoma in 2013 to become the chairman and CEO of Bank of Oklahoma, Oklahoma City.

“The discipline and consistency of our credit culture is the foundation of who BOK Financial is and what’s kept us successful despite the inevitable ups and downs of the economy,” said Maun. “I look forward to using the knowledge and experience I’ve gained here over the years to lead such a vital role within our company.”

Higginbotham has been with the company for nearly 30 years serving in a variety of positions. For the past three years, he has held the role of president of the Oklahoma City market. As market CEO, Higginbotham will be the senior executive responsible for all client relationships and operations in Oklahoma City. He will report to Norm Bagwell, executive vice president for Regional Banks.

“John is a proven leader and knows the Oklahoma City market inside and out. I have every confidence that the transition will be smooth and well received by our clients, employees and the community,” said Bagwell. “We have experienced a revitalization of our banking efforts in Oklahoma City since Marc joined, and I know that John is well positioned to leverage our investment in the market.”

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About BOK Financial Corporation
BOK Financial Corporation is a $29 billion regional financial services company based in Tulsa, Okla. The company's stock is publicly traded on NASDAQ under the Global Select market listings (symbol: BOKF). BOK Financial's holdings include BOKF, NA, BOSC, Inc. and The Milestone Group, Inc. BOKF, NA operates the TransFund, Cavanal Hill Investment Management, MBM Advisors and seven banking divisions: Bank of Albuquerque, Bank of Arizona, Bank of Arkansas, Bank of Kansas City, Bank of Oklahoma, Bank of Texas, and Colorado State Bank and Trust. Through its subsidiaries, the company provides commercial and consumer banking, investment and trust services, mortgage origination and servicing, and an electronic funds transfer network. For more information, visit www.bokf.com.